Exhibit 10.1

WELL SERVICE AND OPERATING AGREEMENT

     This Well Service and Operating Agreement (“Agreement”) effective May 11, 2007 (“Effective Date”), is by and between Cobra Oil & Gas Company, a Nevada corporation, 17790 E. Purdue Place, Aurora, Colorado 80013 (“Cobra”) and DNR Oil & Gas, Inc., 12741 E. Caley, Unit 142, Englewood, Colorado 80111 (“DNR”). Cobra and DNR may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS.

     A.      Cobra is willing to retain DNR as an independent contractor to service and operate the Assets pursuant to the terms of this Agreement.

     B.      The Parties are sophisticated entities aware of the customs and practices of the oil and gas industry and are knowingly and voluntarily entering into this Agreement.

AGREEMENT

     In consideration of the following mutual promises and covenants, the Parties agree as follows:

     1.      Services to be Provided by DNR. DNR shall perform the following services for Cobra:

          a.      Operation of the Assets. DNR shall operate the Assets in accordance with past practices and the laws of the jurisdiction in which the Assets are located. DNR may contract with Tindall Operating Company to coordinate and assist in operation of those Assets in Colorado. Neither DNR nor Tindall Operating Company shall be liable in any way for any actions or failure to act resulting from its performance or lack of performance under this Agreement absent proof of willful misconduct or gross negligence.

          b.      Maintenance of the Assets and Repairs Costing $5,000 or Less. DNR shall perform routine, day to day maintenance on the Assets and, without consulting or obtaining approval from Cobra, may effectuate any repairs for which the expenditure does not exceed $5,000. DNR shall summarize its monthly maintenance and repair expenditures in the monthly statement to Cobra described herein. Cobra authorizes DNR to withhold the costs of routine, day to day maintenance and repairs, each of which cost $5,000 or less, from the monthly sales proceeds from the Assets collected by DNR and forwarded to Cobra.

          c.      Repairs or Expenses of More than $5,000. DNR shall not incur any repair or other expense related to the maintenance or operation of the Assets of more than $5,000 without the advance approval of Cobra. DNR shall summarize all expenses of more than $5,000 in a monthly statement to Cobra. Cobra authorizes DNR to withhold the costs of repairs or other expenses of more than $5,000 that have been approved in advance by Cobra from the monthly sales proceeds from the Assets collected by DNR and forwarded to Cobra.

          d.      Sales of Oil and Gas. DNR shall market and sell oil and gas produced from the Assets in accordance with past practices and the laws of the jurisdiction in which each well is located unless otherwise directed in writing by Cobra.

          e.      Receipt and Disbursal of Funds. DNR shall collect all monies from the sale of oil and gas produced from the Assets and shall pay all billings resulting from the servicing and operation of the Assets including accounting and pumper costs. DNR also shall pay all royalties, overriding royalties and taxes accruing from production or sales of oil and gas from the Assets and any rentals or other payments required under any applicable agreement and any oil and gas lease on which the Assets are located. Cobra shall be solely liable for the payment or any failure by DNR or Tindall Operating Company to properly pay any billing, royalty, tax or other direct or indirect cost absent willful misconduct or gross negligence by DNR.

          f.      Monthly Statement of Operations and Accounts. Not later than 60 days after the end of each month, DNR shall provide to Cobra a statement of operations and an accounting of all receipts and expenditures incurred in the operation of the Assets for said month. Such statements and accountings shall be in a form generally utilized and accepted in the oil and gas industry and of sufficient factual detail so as to allow Cobra to monitor activities associated with the Assets. If the income generated from oil and gas sales for each month exceeds the direct and indirect costs associated with operating the Assets, including repair, maintenance and administrative charges, DNR shall remit to Cobra at the same time that it submits its statement of operations and accounting, the net profit from operations for that month. If the income generated from oil and gas sales for any month is less than the direct and indirect costs associated with operating the Assets, including repair, maintenance and administrative charges, DNR shall bill Cobra for the difference between receipts and expenditures. Cobra shall pay such billings within 30 days after receipt of the billing. Any billed items not paid by Cobra within 30 days shall accrue interest, compounded daily at a rate of 2%.

          g.      Filing of Government Reports. Cobra authorizes DNR to, and DNR shall file all reports required by the jurisdiction in which the Assets are located. DNR shall forward a copy of any filings to Cobra.

          h.      Access to Records and Right to Audit Records. DNR shall keep and maintain such books and records as are necessary to enable Cobra from time to time, to audit and verify: (i) the quantity and quality of oil and gas production from the Assets during the term of the Agreement; (ii) the price received by DNR for all oil and gas sold from the Assets during the term of the Agreement; and (iii) payment of all lease rentals, royalties, overriding royalties, direct and indirect well service and operational costs, administrative overhead charges and any other income, payments or expenses associated with the servicing and operation of the Assets during the term of the Agreement. DNR also shall keep and maintain reports, logs and other information as are customary with respect to oil and gas development, production and sales during the term of this

Agreement. DNR shall maintain a copy of such books and records relating to operations during the term of the Agreement for a period of four years after the termination of the Agreement and, upon reasonable notice, Cobra shall have the right to inspect, copy and audit all such books and records.

     2.      Insurance. DNR shall obtain and continue in force during the term of this Agreement the following insurance coverages on an occurrence and not on a claims made basis:

a.	General Liability Insurance with a combined single limit of at least One Million Dollars ($1,000,000) including Contractual, Protective Liability, Products/Completed Operations and X, C, U, D and E Coverages.

b.	Automobile Liability Insurance covering all owned, non-owned and hired vehicles with limits of at least One Million Dollars ($1,000,000) combined single limit each occurred included.

c.	Workers’ Compensation Insurance in amounts required by applicable state law.

d.	Employers’ Liability Insurance with limits of at least five hundred Thousand Dollars ($500,000) each occurrence.

e.	The cost of these insurance coverages shall be an indirect cost billed back to and paid by Cobra.

3.	Duties of Cobra. Cobra shall do the following:

              a.      Duty to Pay DNR Monthly. In addition to reimbursing DNR for incurred costs and payments described herein, Cobra also shall pay DNR $400.00 per month on the first day of each month in order to compensate DNR for the services it provides under this Agreement (the “Service Fee”).

               b.      Duty to Provide Access and Authority. Cobra shall provide DNR with access to the Assets and with authority necessary to operate the Assets and perform all other services required by this Agreement.

                c.      Duty to Communicate. Cobra shall communicate regularly with DNR about the Assets and provide telephone contact information such that DNR may always contact a Cobra representative.

                d.      Duty to Update DNR. Cobra shall promptly advise DNR of any change in lease ownership or of any other information relevant in any way to operation of the Assets or the other services being performed by DNR.

     4.      Term and Termination. The initial term of this Agreement shall be from the Effective Date through May 31, 2007. Thereafter, the term of the Agreement shall be month to month until terminated by either Cobra or DNR as provided herein.

          a.      Termination by DNR. DNR may not terminate this Agreement before May 31, 2008. On or after June 1, 2008, DNR may terminate this Agreement for any reason so long as it provides Cobra with 30 days advance written notice of its intent to terminate the Agreement.

          b.      Termination by Cobra. Cobra may terminate this Agreement at any time by providing DNR with 30 days advance written notice of its intent to terminate this Agreement and verifiable written proof acceptable to DNR that Cobra or some other designee has, without limitation, obtained all necessary insurance or bonds, filed all bonds, applications, or instruments, undertaken all other necessary actions and received all government permits and approvals required to assume operation of all of the Assets.

          c.      Transfer of Records upon Termination. Within 10 business days of the termination of this Agreement by either Party, DNR agrees to make the records in its possession related to the Assets available for pick-up at DNR’s offices by Cobra.

     5.      Miscellaneous Provisions.

          a.      Assignment. Cobra shall not assign this Agreement. DNR shall not assign this Agreement without the prior written consent of Cobra. All assignees of DNR approved by Cobra shall be bound by the terms of this Agreement.

          b.      Notices. Notices required under this Agreement shall be effective on receipt and shall be made in writing sent by mail and addressed as follows:

Cobra

Cobra Oil & Gas Company
17790 E. Purdue Place
Aurora, Colorado 80013
Attention:      Doug Berry

DNR

DNR Oil and Gas, Inc.
12741 E. Caley, Unit 142
Englewood, CO 80111
Attention:      Charles B. Davis

          c.      Attorneys’ Fees. If the interpretation or enforcement of this Agreement, or any provision thereof, results in any legal action, each Party shall bear its own expenses, court costs and attorney fees.

          d.      Default. If either Party defaults in the performance of any of the covenants or provisions of this Agreement, the non-defaulting Party shall notify the defaulting Party in writing and the defaulting Party shall have 60 days after the receipt of such notification within which to cure the default. If the defaulting Party fails to cure any default within the 60 day cure period, the non-defaulting party may declare this Agreement terminated. Waiver of any default shall not be deemed a waiver of subsequent defaults.

          e.      Entire Agreement. This Agreement is the entire agreement between the Parties. It may only be amended in writing signed by all Parties.

          f.      Choice of Law. This Agreement shall be governed by Colorado law.

          g.      Force Majeure. If DNR is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, DNR shall give Cobra prompt written notice of the force majeure. Thereafter, the obligations of DNR, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. DNR shall use all possible diligence to remove the force majeure as quickly as possible. The term “force majeure” as herein employed shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, snow, wet ground conditions, flood, explosion, governmental restraint, delay or failure of government to issue a permit or approval, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of DNR.

           h.      Counterpart Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

           i.      Further Assurances. The Parties agree to cooperate and to undertake whatever further actions including, but not limited to, the execution of additional documents necessary to effectuate the intent and purpose of this Agreement.

           j.      No Third-Party Beneficiaries. This Agreement is intended to benefit only the Parties; there are no third-party beneficiaries to this Agreement.

          k.      Relationship of the Parties. With respect to this Agreement, each Party shall not be considered the agent, partner, employee or fiduciary of the other Party, nor shall this Agreement be construed as creating a mining partnership or other partnership or association. DNR shall be considered to be an independent contractor of Cobra, and not a partner, member or joint venturer with Cobra. Cobra agrees not to direct the day to day activities of DNR; Cobra is only interested in the results obtained.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the date above written.

COBRA OIL & GAS COMPANY	DNR OIL AND GAS, INC
.

DOUG BERRY	CHARLES B. DAVIS
Doug Berry, President	Charles B. Davis, President

STATE OF COLORADO                      )
                                                               ) ss.
COUNTY OF ARAPAHOE                  )

     The foregoing instrument was acknowledged before me this 11th day of May 2007, by Doug Berry as President of Cobra Oil & Gas Company, a Nevada corporation.

     WITNESS my hand and official seal.

My commission expires:	CARRIE L. WITZEL
Notary Public
4/22/2011

STATE OF COLORADO                      )
                                                               ) ss.
COUNTY OF ARAPAHOE                  )

     The foregoing instrument was acknowledged before me this 11th day of May 2007, by Charles B. Davis as President of DNR Oil and Gas, Inc., a Colorado corporation.

     WITNESS my hand and official seal.

My commission expires:	CARRIE L. WITZEL
Notary Public
4/22/2011